EXHIBIT 99.3

POWER OF ATTORNEY

CARLOS ALBERTO DA VEIGA SICUPIRA, Brazilian citizen, married, bearer of Passport No. YB184470, enrolled with the Brazilian Taxpayers’ Registry under No 041.895.317-15, resident and domiciled in Switzerland, in the City of St. Gallen 9000, at Redingstrasse 4. 3rd floor (“Grantor”), in its capacity as shareholder of Anheuser-Busch InBev S.A./NV and Ambev S.A. (the “Companies”) and filing party before the Securities and Exchange Commission (“SEC”), hereby constitutes and appoints (i) ROBERTO MOSES THOMPSON MOTTA, Brazilian citizen, married, businessman, bearer of Passport No. YBJ68590, enrolled with the Brazilian Taxpayers’ Registry under No. 706.988.307-25, with offices at 600 Third Avenue. 37 Floor, New York, NY, 10016 and (ii) ANDRÉ COSTA COELHO DE SOUZA. Brazilian citizen, single. lawyer, bearer of Passport No. FE651031, enrolled with the Brazilian Taxpayers’ Registry under No. 369.218.758-06, with offices at Rua Dr. Renata Paes de Barros, 1.017, 15th floor, in the City of São Paulo, State of São Paulo, Brazil (the “Grantees”). and each of them, his true and lawful attorneys-in-fact and agents, with full power to act, signing singly, to: (1) execute for and on behalf of the Grantor Schedules 13D and 13G (including amendments thereto) for direct and/or indirectly ownership held in the Companies, in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder; (2) do and perform any and all acts for and on behalf of the Grantor that may be necessary or desirable to complete and execute any such Schedule 13D or 13G (including amendments thereto) for direct and/or indirectly ownership held in the Companies and timely file such Schedules and amendments thereto so signed with all exhibits thereto, and with any and all other documents in connection therewith, with the SEC: and (3) take any other action of any type whatsoever in connection with the foregoing that, in the opinion of each such attorney in-fact, may be of benefit to, in the best interest of, or legally required of the undersigned, it being understood that the documents executed by the attorney-in-fact on behalf of the Grantor pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in the attorney-in-fact’s discretion.

The Grantor hereby grants to each such attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

The powers granted herein shall not be delegated to third parties by the Grantees. This Power of Attorney shall remain valid and in force from this date to December 31st, 2015 unless earlier revoked by the Grantor.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of this 23rd day of January, 2015.

/s/ CARLOS ALBERTO DA VEIGA SICUPIRA
CARLOS ALBERTO DA VEIGA SICUPIRA